Calculation of Filing Fee Table
Form S-8
(Form Type)
Abacus Life, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered and Carry Forward Shares

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be paid	Equity	Common stock, par value $0.0001 per share	457(c) and 457(h)	5,000,000 (1)(2)	$8.73(3)	$43,625,000	0.0001476	$6,443

	Total Offering Amounts							$6,443

	Total Fee Offsets							—

	Net Fees Due							$6,443

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, $0.0001 par value (the “Common Stock”), of Abacus Life, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares Common Stock.

(2)	Represents 5,000,000 additional shares of Common Stock, which are reserved for issuance under the Amended and Restated Abacus Life, Inc. 2024 Long-Term Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Common Stock, as reported on the Nasdaq Capital Market on June 24, 2024, which was $8.73 per share.